Exhibit 99.1
United Components Announces Proposed Private Placement of Senior Notes due 2013
EVANSVILLE, IN December 12, 2006 — United Components, Inc. announced today that its ultimate parent company, UCI Holdco, Inc. (“UCI Holdco”), is proposing to offer in a private placement $235 million aggregate principal amount of Floating Rate Senior PIK Notes due 2013 (the “Notes”), subject to market conditions. As the offering is a private placement, it will not be made to the general public. Only qualified institutional buyers under Rule 144A and certain non-U.S. persons under Regulation S may participate in the offering.
The net proceeds of the offering will be used, together with cash on hand, to pay a special dividend to UCI Holdco's stockholders in an amount of $260  million.
The Notes to be offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the Notes will be structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.
This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.